UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) January 26, 2009
Ultratech, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-22248	94-3169580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3050 Zanker Road, San Jose, California (Address of principal executive offices)	95134 (Zip Code)
Registrant’s telephone number, including area code (408) 321-8835
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On January 27, 2009, the Board of Directors of the Company approved a new form of indemnification agreement for its directors and officers. Among other things, the indemnification agreement provides for indemnification of the Company’s directors and officers that are parties to such an agreement in their capacities as such to the fullest extent of the law, the advancement of legal fees and expenses in connection with legal proceedings, certain procedures for determining whether the director or officer is entitled to indemnification and dispute resolution procedures. The Company has amended and restated the indemnification agreements with its current directors and officers substantially in the new form agreement attached hereto as Exhibit 10.1. This description of the new form indemnification agreement is qualified by reference to the form agreement, which is hereby incorporated in this Item 1.01 in full by this reference.
Item 5.02 Departure of Directors or certain Officers; Election of Directors: Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 26, 2009 the Compensation Committee of the Board of Directors of Ultratech, Inc. (the “Company”) implemented an incentive compensation program for the Company’s executive officers for the 2009 fiscal year. The program is comprised of restricted stock unit awards covering shares of the Company’s common stock and a cash bonus opportunity under the Company’s Long Term Incentive Plan (the “LTIP”) tied to the Company’s attainment of pre-established performance objectives for the 2009 fiscal year.
Restricted Stock Units
The authorized restricted stock unit awards will be made in a series of four successive equal quarterly grants under the Company’s 1993 Stock Option/Stock Issuance Plan, as amended and restated January 30, 2007 (the “Plan”). The quarterly grant dates will be February 2, 2009, April 20, 2009, July 27, 2009 and October 19, 2009. Accordingly, on each such date the following named executive officers will receive a restricted stock unit award covering the number of shares of the Company’s common stock indicated:

Number of Shares Subject to Each Quarterly
Name	Restricted Stock Unit Award
A. Zafiropoulo	25,000
B. Wright	10,000
Each unit represents the right to receive one share of the Company’s common stock on the designated issuance date following the vesting of that unit. The units awarded to each individual will vest in three equal annual installments upon completion of each year of service with the company over the three-year period measured from January 1, 2009. Accelerated vesting of the units will occur in whole or in part upon a change in control or the individual’s cessation of employment under certain defined circumstances. Unless otherwise accelerated pursuant to the terms of the award agreement, the shares of common stock underlying the vested units will be issued on January 31, 2012.
Cash Bonus
The cash bonus opportunity under the LTIP for the 2009 fiscal year will be based on the Company’s attainment of operating income and revenue targets for that year. Half of the bonus opportunity will be tied to the operating income target, and the other half will be tied to the revenue target. The Compensation Committee has set threshold, target, above-target tier I and above-target tier II levels for each performance goal. The bonus which each named executive officer may earn for the 2009 fiscal year will be based on the level at which each of the two performance goals are attained. If each performance goal is attained at target level, then the target bonus payable will be 90% of 2009 base salary for Mr. Zafiropoulo and 85% of 2009 base salary for Mr. Wright. Following the close of the 2009 fiscal year, the Compensation Committee will determine the actual bonus amount for each participant. One third of that amount will be paid to the participant following the close of the 2009 fiscal year, provided the participant continues in the Company’s employ through such date or is otherwise eligible for all or portion of that increment by reason of his or her termination of employment under certain defined circumstances. The remainder of the bonus will be deferred and subject to an annual installment vesting schedule tied to the participant’s continued service with the Company over an additional two-year period. However, the deferred portion will immediately vest in the event the participant’s employment terminates under certain defined circumstances. The deferred portion will be paid as it vests and will earn interest at the prime rate until paid. Accelerated payouts under the LTIP may also occur in the event of certain changes in control or ownership of the Company.
Mr. Zafiropoulo and Mr. Wight are the two named executive officers who will participate in the LTIP for the 2009 fiscal year. The bonus potential for each such officer, as a multiple of his target bonus, is as follows for each level of attainment of the applicable performance goal:
REVENUE GOAL

LEVEL OF ATTAINMENT	MULTIPLE OF TARGET BONUS
THRESHOLD	.25x
TARGET	.50x
ABOVE-TARGET I	.75x
ABOVE-TARGET II	1.0x
NET INCOME GOAL

LEVEL OF ATTAINMENT	MULTIPLE OF TARGET BONUS
THRESHOLD	.25x
TARGET	.50x
ABOVE-TARGET I	.75x
ABOVE-TARGET II	1.0x
The bonus amount will be interpolated on a straight line basis if performance attainment is at a point between two of the indicated levels. Appropriate interpolation will also apply if any performance goal is attained at a level higher than the above-target II tier level.
The foregoing description is qualified in its entirety by reference to the LTIP, as amended and restated January 28, 2008, which was attached as Exhibit 9.1 to Item 9.01 of the 8-K Report filed by the Company on February 1, 2008.
Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Form of Indemnification Agreement entered into between the Registrant and each of its Directors and Officers

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
Date: January 30, 2009

ULTRATECH, INC.
By:	/s/ Bruce R. Wright
Bruce R. Wright
Senior Vice President, Finance and Chief Financial Officer (Duly Authorized Officer and Principal Financial and Accounting Officer

Exhibit Index

Exhibit	Description

10.1	Form of Indemnification Agreement entered into between the Registrant and each of its Directors and Officers